UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

InfuSystem Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note:

InfuSystem Holdings, Inc. (the “Company”) is hereby supplementing the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 30, 2013, as amended, (the “Proxy Statement”) in order to provide additional information regarding Proposal 3 of the Proxy Statement to approve a two million share increase in the number of available shares authorized for issuance under the Company’s 2007 Stock Incentive Plan. This amendment does not otherwise modify or update in any way the Proxy Statement as previously filed.

August 21, 2013

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT

REGARDING PROPOSAL 3: APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES

AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S 2007 STOCK INCENTIVE PLAN

In Proposal 3 in the Proxy Statement for the 2013 Annual Meeting of Stockholders to be held on August 29, 2013, we are asking stockholders to approve an increase in available shares authorized for issuance under the Company’s 2007 Stock Incentive Plan.

Proposal 3 to the Proxy Statement is hereby supplemented as follows:

Burn Rate Commitment

We commit that, with respect to the number of shares subject to stock awards granted under the Company’s 2007 Stock Incentive Plan over fiscal years 2013, 2014 and 2015, we will maintain an average annual burn rate over that period that does not exceed 9.92%. In calculating our compliance with this maximum burn rate commitment, we define “burn rate” as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of our common stock outstanding (basic) during that same fiscal year. For purposes of calculating the number of awards granted in each of the next three fiscal years, awards of stock options and stock appreciation rights will count as one share and awards of restricted stock, restricted stock units and other full value awards will count as two shares.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED

FOR ISSUANCE UNDER THE COMPANY’S 2007 STOCK INCENTIVE PLAN.